Exhibit 99.1

Press Release

Navidea Biopharmaceuticals, Inc. Receives $7.5 Million Cash
from Cardinal Health in Lieu of Contingent Milestone Payment

Continuing the Company’s Fix, Fund, Propel approach, the cash payment from Cardinal Health aligns strategic goals while solidifying immediate capital for funding Phase IIb and Phase III trials.

DUBLIN, Ohio, June 16, 2023 (BUSINESS WIRE) -- Navidea Biopharmaceuticals, Inc. (NYSE American: NAVB) (“Navidea” or the “Company”), a company focused on the development of precision immunodiagnostic agents and immunotherapeutics, today announced that on June 14, 2023 it entered into an amendment (the “Amendment”) to the Asset Purchase Agreement, dated November 23, 2016 (the “Purchase Agreement”), between the Company and Cardinal Health 414, LLC (“Cardinal Health 414”), an affiliate of Cardinal Health, Inc. (NYSE: CAH). Under the terms of the Amendment, Cardinal Health 414 paid the Company $7.5 million in cash on June 14, 2023 and the Company waived its right to receive any contingent Milestone Payment that might otherwise become due and payable under the Purchase Agreement. The cash payment from Cardinal Health 414 provides immediate capital for the Company’s Phase IIb (NAV3-32) and Phase III (NAV3-33) trials and related operations. Building on a history of partnership between the Company and Cardinal Health, the Amendment also aligns and supports growth goals related to LYMPHOSEEK® for both organizations.

Prior to entering into the Amendment with Cardinal Health 414, the Company and Keystone Capital Partners (“Keystone”) agreed to terminate the letter of intent between them which outlined the material terms of the Company’s proposed sale of the Milestone Payment to Keystone for $8 million. Supported by G2G Ventures as Executive Consultants, the Company determined that the Amendment with Cardinal Health 414 provided greater certainty of closing and accelerated funding without the inclusion of dilutive warrants. Keystone remains a trusted partner of the Company and is expected to continue to assist the Company in its future financing efforts. The powerful combination of accelerated funding, strategic partnership and continued capital access allows the Company to expand its clinical trial base while delivering shareholder value.

“The amendment with Cardinal Health and equity line from Keystone Partners offers immediate capital and continuing positive support for Navidea’s pioneering work”, said Dr. Jason Myers, Owner and Founder of G2G Ventures. “This is a great example of how a focused approach can drive the business forward, surface opportunities, strengthen relationships, and create shareholder return.”

About Navidea

Navidea Biopharmaceuticals, Inc. (NYSE American: NAVB) is a biopharmaceutical company focused on the development of precision immunodiagnostic agents and immunotherapeutics. Navidea is developing multiple precision-targeted products based on its Manocept platform to enhance patient care by identifying the sites and pathways of disease and enable better diagnostic accuracy, clinical decision-making, and targeted treatment. Navidea’s Manocept platform is predicated on the ability to specifically target the CD206 mannose receptor expressed on activated macrophages. The Manocept platform serves as the molecular backbone of Tc99m tilmanocept, the first product developed and commercialized by Navidea based on the platform. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel products and advancing the Company’s pipeline through global partnering and commercialization efforts. For more information, visit www.navidea.com.

About Cardinal Health

Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for healthcare facilities. With more than 50 years in business, operations in more than 30 countries and approximately 46,500 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

About G2G Ventures

G2G Ventures is a Colorado-based private equity firm focused on empowering organizations to reach their full potential through investment and consulting services. Specializing in creating long-term partnerships with trusted investors and established businesses, G2G Ventures draws on strong internal balance sheet liquidity, augmented by trusted investor capital, to craft bespoke capital solutions which include private equity investment, venture capital participation, and mezzanine debt options. Beyond financial investment, G2G Ventures provides accretive consulting services to help clarify strategic goals and key performance indicators (KPIs), evolve financial processes, and enhance operational effectiveness. To learn more about how G2G Ventures is a growth partner for enduring business, connect with their team.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements include our expectations regarding pending litigation and other matters. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things: our history of operating losses and uncertainty of future profitability; the final outcome of any pending litigation; our ability to successfully complete research and further development of our drug candidates; the timing, cost and uncertainty of obtaining regulatory approvals of our drug candidates; our ability to successfully commercialize our drug candidates; dependence on royalties and grant revenue; our ability to implement our growth strategy; anticipated trends in our business; our limited product line and distribution channels; advances in technologies and development of new competitive products; our ability to comply with the NYSE American continued listing standards; our ability to maintain effective internal control over financial reporting; the impact of the current coronavirus pandemic; and other risk factors detailed in our most recent Annual Report on Form 10-K and other SEC filings. You are urged to carefully review and consider the disclosures found in our SEC filings, which are available at http://www.sec.gov or at http://ir.navidea.com.

Investors are urged to consider statements that include the words “will,” “may,” “could,” “should,” “plan,” “continue,” “designed,” “goal,” “forecast,” “future,” “believe,” “intend,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions, as well as the negatives of those words or other comparable words, to be uncertain forward-looking statements.

You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be incorrect. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Investor Relations Contact

Navidea Biopharmaceuticals, Inc.

G2G Ventures- Executive Consultant

Theodore Gerbick

Chief Marketing Officer

tgerbick@g2g.ventures